                                                                     EXHIBIT 4.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 14th day of November 2001, by and between ZixIt Corporation, a Texas corporation (the "Company"), and John Ryan, a resident of the State of Texas ("Employee").

                                    RECITALS

         A. The Company desires to provide for the employment of Employee in such a manner as will reinforce and encourage Employee's highest attention and dedication to the Company and its shareholders.

         B. Employee is willing to serve the Company under the terms and conditions herein provided.

                              TERMS AND CONDITIONS

         In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

         1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company employs Employee, and Employee hereby accepts such employment by the Company.

         2. Duties of Employee.

                  (A) Employee shall serve in the capacities of Chairman, Chief Executive Officer and President of the Company, and shall be subject to supervision by the Board of Directors of the Company (the "Board"). In such capacities, Employee shall have all necessary powers to discharge his responsibilities, including general supervision of the affairs of the Company and active control of its business. Employee shall have all powers granted by the Bylaws of the Company to the Chairman, Chief Executive Officer, and/or President as applicable, and Employee shall report to the Board. For so long as Employee serves in the foregoing capacities, the Company shall nominate and support the election of Employee as a member of the Board of Directors of the Company.

                  (B) During the term of this Agreement, and thereafter so long as Employee is employed by the Company, Employee shall devote his full business time and effort to the performance of his duties and responsibilities as an officer of the Company. Notwithstanding the foregoing, Employee may spend reasonable amounts of time on personal civic and charitable and investment activities that do not interfere with the performance of his duties and responsibilities to the Company. In addition, Employee may, subject to prior approval by the Board, spend reasonable amounts of time serving as an independent director for other companies, including Tilion Inc. and Riptech Inc., and as an advisory board member for Mobelium Inc. and Southern Methodist University Hart eCenter, which are approved, provided that such service does not, in the sole discretion of the Board, constitute or create a conflict of interest.

                  (C) Employee shall observe and comply with the written rules and regulations of the Company respecting its business and shall carry out and perform the directives and policies of the Company as the rules may from time-to-time be stated to Employee in writing by the Board.



                                  -Exhibit 4.1-

                  (D) Employee agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company. Employee agrees, upon written request by the Company, to render an accounting of all transactions relating to his business endeavors during the term of this employment hereunder.

         3. Term. The term of this Agreement (the "Term") shall commence effective as of November 16, 2001 (the "Effective Date") and continue until the second anniversary of the Effective Date, unless Employee's employment is earlier terminated in accordance with Section 9 of this Agreement. Upon expiration of the Term, Employee shall remain an "at will" employee of the Company but Employee and the Company shall still be subject to and bound by the terms of this Agreement.

         4. Salary. Commencing on the Effective Date, the Company will pay Employee for his services as an officer a minimum base annual salary during the term of this Agreement of $300,000, which shall be payable in accordance with the Company's standard payroll practices, but not less than monthly.

         5. Bonus Compensation.

                  (A) During the Term, the Company shall pay Employee (1) on the first anniversary of the Effective Date, a cash bonus in the amount of $200,000, and (2) subject to the defined reasonably achievable second year bonus compensation targets set by the Compensation and Stock Option Committee of the Board (the "Compensation Committee") within 30 days after the end of the first year and subject to the approval of the Compensation Committee (which approval shall be delivered and payment made no less than 30 days after the second anniversary of the Effective
         Date), a cash bonus in the amount of at least $200,000, or part thereof, depending upon the achievement of said second year targets or parts thereof.

                  (B) (1) As a signing bonus, the Company will issue to the Employee a number of shares of the common stock of the Company, $.01 par value (the "ZixIt Common Stock"), with an aggregate value of $1,000,000, valued at the Average Trading Price (as defined below) per share, with shares having an aggregate value of $1,000,000 to be issued within 10 days following the date of this Agreement and shares having an aggregate value of $0 to be issued on January 5, 2002 (such aggregate shares being the "Signing Bonus"). As used herein, "Average Trading Price" means the per share average closing price of ZixIt Common Stock on the NASDAQ National Market System for the 10 consecutive trading days immediately prior to two business days before the issuance of the shares.

                           (2) In the event the Employee ceases to be an employee of the Company prior to the first anniversary of the Effective Date because he is terminated by the Company for "Cause" (as defined in this Agreement), or resigns for any reason other than for "Good Reason" (as defined in this Agreement), at the time of such termination of employment, the Employee shall assign to the Company, free and clear of all liens or any encumbrances, a number of shares of ZixIt Common Stock equal to the number of shares of ZixIt Common Stock representing the Signing Bonus that the Employee has received as of such date, or cash in the amount of $1,000,000. In the event of such cessation of employment as a result of Cause or without Good Reason prior to January 5, 2002, Employee forfeits the right to the shares otherwise issuable on January 5, 2002 pursuant to subsection (B)(1) above, and the $1,000,000 amount referred to in the preceding sentence shall be reduced to $0.

                           (3) In the event the Employee ceases to be an employee of the Company prior to the second anniversary of the Effective Date but after the first anniversary of the



                                  -Exhibit 4.1-

         Effective Date because he is terminated by the Company for "Cause" (as defined in this Agreement), or resigns for any reason other than for "Good Reason" (as defined in this Agreement), at the time of such termination of employment, the Employee shall assign to the Company, free and clear of all liens or any encumbrances, a number of shares equal to one-half of the shares of ZixIt Common Stock representing the Signing Bonus, or cash in the amount of $500,000.

                           (4) Notwithstanding the foregoing, upon the occurrence of an Accelerated Vesting Event (as defined in the Option Agreement), any obligation of the Employee to assign the Signing Bonus shares of ZixIt Common Stock to the Company shall no longer be in force or effect, and the second tranche of shares representing the Signing Bonus shall immediately vest when issued.

                           (5) Employee acknowledges that the ZixIt Common Stock comprising the Signing Bonus has not been registered under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or qualified under applicable state securities laws. Accordingly, unless there is an effective registration statement and qualification respecting the resale of the ZixIt Common Stock under the Securities Act or under applicable state securities laws at the time of resale of the ZixIt Common Stock, any stock certificate evidencing the ZixIt Common Stock shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS."

         Employee hereby represents and warrants that (1) the ZixIt Common Stock will be acquired for investment for his own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in a manner which would violate the registration provisions of the Securities Act or any applicable state securities laws; (2) Employee has reviewed each of the Company's annual report on Form 10-K for the year ended 2000, the Company's quarterly reports on Form 10-Q filed since the beginning of 2001 and the Company's proxy statement for its annual meeting of shareholders in 2001; and (3) Employee has had sufficient access to the Company to ask questions about such filings and the business and operations as Employee has requested.

                           (6) The Employee shall have the registration rights set forth in attached Exhibit A hereto.

         6. Stock Options. As additional compensation, the Company will also grant Employee nonqualified stock options to purchase 1,000,000 shares of ZixIt Common Stock at an option exercise price equal to the lower of: (i) $6.50 per share or (ii) the lowest two-consecutive-day average closing price of ZixIt's Common Stock on the NASDAQ National Market System during the 20 consecutive trading days following the Effective Date, pursuant to the terms and conditions of the Stock Option Agreement (the "Option Agreement") being entered into between the Company and Employee contemporaneous with this Agreement.

         7. Employee Benefits. During the Term, Employee will be entitled to participate in the insurance and employee benefit plans and programs maintained by the Company and its Affiliates applicable to officer employees on the same basis as other officer employees of the Company or its



                                  -Exhibit 4.1-

Affiliates, as applicable, subject only to the possible substitution by or on behalf of the Company or its Affiliates of other plans or programs providing substantially similar or increased benefits for Employee. Employee will also be entitled to reasonable vacation time with no reduction in compensation, in keeping with the Employee's duties and responsibilities to the Company.

         8. Reimbursement of Expenses. During the Term, the Company shall reimburse Employee for all expenses actually and reasonably incurred by him in the business interests of the Company and for up to $5,000 of legal fees related to this Agreement and the related agreements. Such reimbursement shall be made to Employee upon appropriate documentation of such expenditures in accordance with the Company's written policies.

         9. Early Termination. Employee's employment under this Agreement may be terminated without any breach of this Agreement only under the following circumstances:

                  (A) Employee's employment with the Company shall terminate automatically upon Employee's death,

                  (B) If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties and/or unable to perform the essential functions of his position, with or without reasonable accommodation, for a total of 180 days during any 18-month period, and within 30 days after a written Notice of Termination (as defined in subsection (G) hereof) is given (which may occur before or after the end of such 180-day period) shall not have returned to the performance of the essential functions of his position, with or without reasonable accommodation, the Company may terminate Employee's employment under this Agreement.

                  (C) The Company may terminate Employee's employment under this Agreement for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment under this Agreement upon (1) the willful and continued failure by Employee to substantially perform his duties under this Agreement (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Board that specifically identifies the manner in which the Board believes Employee has not substantially performed his duties; or (2) the willful engaging by Employee in misconduct that is materially injurious to the Company; or (3) the conviction of Employee, or a plea by Employee of nolo contendere, or the substantial equivalent to either of the foregoing, of or with respect to, any felony or serious crime of moral turpitude. For purposes of this subsection (C), no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without
         (a) reasonable written notice to Employee, setting forth the reasons for the Company's intention to terminate for Cause; (b) an opportunity for Employee, together with his counsel, to be heard before the Board (or an authorized representative thereof); and (c) delivery to Employee of a written Notice of Termination from the Board finding that, in the good faith opinion of the Board, Employee engaged in the conduct set forth above in clause (1), (2), or (3) of this subsection (C).

                  (D) Employee may terminate Employee's employment under this Agreement (1) for Good Reason; or (2) if Employee's health should become impaired to an extent that makes Employee's continued performance of Employee's duties under this Agreement hazardous to



                                  -Exhibit 4.1-

         Employee's physical or mental health or Employee's life; provided that, Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, Employee shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of Employee's doctor.

                  For purposes of this Agreement, "Good Reason" shall mean (a) a failure by the Company to comply with any material provision of this Agreement or the Option Agreement that has not been cured within 10 days after notice of such noncompliance has been given by Employee to the Company; (b) any material diminution in Employee's title and duties; (c) any purported termination of Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (G) hereof (and for purposes of this Agreement, no such purported termination shall be effective); (d) the assignment of duties or position that would necessitate a change in the location of Employee's home (presently in Plano, Texas); or (e) the Company fails to maintain directors and officers liability insurance coverage, including coverage for the Employee, in an amount equal to at least $10,000,000. Employee's resignation for Good Reason shall be effected by delivering a notice that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason.

                  (E) The Company may terminate Employee's employment under this Agreement without Cause upon 90 days' notice to Employee.

                  (F) Employee may terminate Employee's employment under this Agreement without Good Reason upon 90 days' notice to Company.

                  (G) Any termination of Employee's employment by the Company or by Employee (other than termination pursuant to subsection (A) above) shall be communicated by written Notice of Termination to the other party to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and, in the case of a Notice of Termination given by the Company, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                  (H) "Date of Termination" shall mean (1) if Employee's employment is terminated by Employee's death, the date of Employee's death; (2) if Employee's employment is terminated pursuant to subsection (B) above, 30 days after Notice of Termination is given (provided that, Employee shall not have returned to the performance of the essential functions of his position, with or without reasonable accommodation, during such 30-day period); and (3) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

         10. Certain Effects of Termination. At any such time when Employee shall no longer be in the employ of the Company, any successor-in-interest to the Company or any of their respective Affiliates, Employee shall, within the period prescribed by applicable law, subject to the terms and conditions of any applicable insurance or employee benefit plan, receive payments in satisfaction of any and all other wages, benefits, pensions, or other remunerations which shall then be payable to, or vested on behalf of, Employee. In the event of any termination of this Agreement or the Employee's employment with the Company (other than a termination by Employee without "Good Reason", or the Company for "Cause" or the death or disability of the Employee), the Company shall pay to Employee all remaining base salary amounts which would be due to Employee during the Term of this Agreement, as well as the first year's bonus in the event such bonus has not been paid to Employee.



                                  -Exhibit 4.1-

         11. Confidential Information. Employee recognizes and acknowledges that Employee will have access to confidential information of the Company and its Affiliates (as defined in the Option Agreement), including, without limitation, customer information, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates, and proprietary data, information, concepts and ideas (whether or not patentable or copyrightable) relating to the business of the Company and its Affiliates, as applicable. Employee agrees not to disclose such confidential information, except as may be necessary in the performance of Employee's duties, to any person, nor use such confidential information in any way, unless Employee has received the written consent of the Company or unless such confidential information becomes public knowledge through no wrongful act of Employee. Upon termination of Employee's employment for any reason, Employee shall promptly deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the business of the Company and its Affiliates, and all copies, that are in Employee's possession or under Employee's control. Confidential information shall not include information that constitutes general skills, knowledge, and experience acquired by Employee before and/or during his employment with the Company.

         12. Conflict of Interest. Employee agrees that during the term of this Agreement without the prior approval of the Board, Employee shall not engage, either directly or indirectly, in any activity which may involve a conflict of interest with the Company or its Affiliates (a "Conflict of Interest"), including ownership in any supplier, contractor, subcontractor, customer or other entity with which the Company does business (other than as a shareholder of less than one percent (1%) of a publicly-traded or private class of securities) or accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which the Company does business and that Employee shall promptly inform the Board as to each offer received by Employee to engage in any such activity. Notwithstanding the foregoing, the parties hereby acknowledge that Employee presently owns less than 5% of the securities of Entrust Technologies Inc., with which the Company currently does business. Employee further agrees to disclose to the Company any other facts of which Employee becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

         13. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.

         14. Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         15. Remedies. Employee hereby agrees that a violation of the provisions of Section 11 hereof would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.



                                  -Exhibit 4.1-

         16. Notice. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when faxed to a party at its address or facsimile number specified below:

                  If to the Company:

                  ZixIt Corporation
                  2711 N. Haskell Avenue
                  Suite 2850, LB 36
                  Dallas, Texas 75204-2910
                  Attention: General Counsel
                  Facsimile number: (214) 515-7385

                  If to Employee:

                  John Ryan
                  5001 Red Wolf Lane
                  Plano, Texas 75093
                  Facsimile number: (972) 403-7036

         The parties to this Agreement may change its addresses for notice in the manner provided above.

         17. Inconsistent Obligations. Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement.

         18. Entirety and Amendments. This Agreement and the Option Agreement embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties.

         19. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors-in-interest to the Company following a Change in Control (as defined in the Option Agreement), but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned (a) by Employee, except in the case of the death of Employee, or (b) by the Company.

         20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.

         21. Cumulative Remedies. No remedy in this Agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.



                                  -Exhibit 4.1-

         22. Descriptive Headings. All headings, section titles, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meaning hereof.

         23. Multiple Originals. This Agreement may be executed in a number of identical counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         24. Severability and Reformation. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         25. Amendments. No supplement, modification or amendment of this Agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

         26. Arbitration.

         The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question ("Claims") arising out of this Agreement or the Employee's employment (or its termination), whether sounding in contract, tort, or otherwise and whether provided by statute or common law, that the Company may have against the Employee or that the Employee may have against the Company or any Affiliate or any benefit plans of the Company or any Affiliate or any fiduciaries, administrators, and affiliates of any of such benefit plans, or their respective officers, directors, employees, or agents in their capacity as such. This agreement to arbitrate shall not limit the Company's or the Employee's right to seek equitable relief, including, but not limited to, injunctive relief and specific performance in a court of competent jurisdiction. Claims covered by this agreement to arbitrate include, but are not limited to, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or other factor), and retaliation. The only Claims otherwise within the definition of Claims that are not covered by this Section 26 are: (1) any administrative actions that the Employee is permitted to pursue under applicable law that are not precluded by virtue of the Employee having entered into this Section 26; (2) any Claim by the Employee for workers' compensation benefits or unemployment compensation benefits; or (3) any Claim by the Employee for benefits under a Company or Affiliate pension or benefit plan that provides its own non-judicial dispute resolution procedure.

         Claims shall be submitted to arbitration and finally settled under the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") in effect at the time the written notice of the Claim is received. An arbitrator shall be selected in the manner provided for in the Employment Dispute Resolution Rules of the AAA, except that the parties agree that the arbitrator shall be an attorney licensed in the state where the arbitration is being conducted. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The



                                  -Exhibit 4.1-
arbitration will be held in Dallas County, Texas. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and findings of such arbitrator shall be conclusive and binding upon the parties. Any and all of the arbitrator's orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. The Company shall pay all costs and expenses of its advisors and expert witnesses, and Employee shall pay all costs and expenses of his advisors and expert witnesses. The costs and expenses of the arbitration proceedings will be paid by the non-prevailing party or as the arbitrator otherwise determines. Discovery will be permitted to the extent directed by the arbitrator. EACH PARTY UNDERSTANDS THAT BY AGREEING TO SUBMIT CLAIMS TO ARBITRATION, SUCH PARTY GIVES UP THE RIGHT TO SEEK A TRIAL BY COURT OR JURY AND THE RIGHT TO AN APPEAL A COURT OR JURY DECISION AND FORGOES ANY AND ALL RELATED RIGHTS SUCH PARTY MAY OTHERWISE HAVE UNDER FEDERAL AND STATE LAWS.

         27. Indemnification and Insurance. The Employee will have rights to indemnification as an officer and/or director of the Company as set forth in
Article VII of the Company's Restated Bylaws, dated September 14, 1999, attached hereto as Exhibit B and incorporated herein by reference.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                                  -Exhibit 4.1-

                                   Signatures

         To evidence the binding effect of the covenants and agreements described above, the parties to this Agreement have executed this Agreement on the dates set forth below, to be effective as of the date first above written.

                                       THE COMPANY:

                                       ZIXIT CORPORATION


                                       /s/ David P. Cook
                                       -----------------------------------------
                                       David P. Cook, CEO

                                       Date: November 14, 2001
                                            ------------------------------------


                                       EMPLOYEE:

                                       /s/ John Ryan
                                       -----------------------------------------
                                       John Ryan

                                       Date: November 14, 2001
                                            ------------------------------------



                                  -Exhibit 4.1-

                                    EXHIBIT A


         The Company agrees to use all commercially reasonable efforts to include the shares of the ZixIt Common Stock representing the first tranche of the Signing Bonus on a registration statement on Form S-8 covering the shares of such stock within 15 days after the date of this Agreement, and the shares of the ZixIt Common Stock representing the second tranche of the Signing Bonus on a registration statement on Form S-8 on or before January 19, 2002 and to use commercially reasonable efforts to maintain the effectiveness of such registration statement to the extent necessary to permit the resale of the shares of the ZixIt Common Stock, subject to the Company's ability to suspend the effectiveness of such registration statement as set forth in the Option Agreement.



                                  -Exhibit 4.1-

                                    EXHIBIT B

                                   ARTICLE VII

                                 INDEMNIFICATION

         1. Indemnity. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative and including, without limitation, any "proceeding" referred to in art. 2.02-1 of the Texas Business Corporation Act (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director of officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Texas Business Corporation Act or other applicable law of the State of Texas, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee's heirs, executors, and administrators; provided, however, that, except for a proceeding brought by an Indemnitee to enforce his or her rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Texas Business Corporation Act or other applicable law of the State of Texas requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking complying in all respects with the requirements of the Texas Business Corporation Act or other applicable law of the State of Texas (hereinafter an "undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise. If the Corporation makes an advancement of expenses to an Indemnitee, the Corporation shall be subrogated to every right of recovery the Indemnitee may have against any insurance carrier from whom the Corporation has purchased insurance for such purpose.

         2. Remedy. If a claim under this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit, including, without limitation, any appeal. In (i) any suit brought by the Indemnitee to enforce a right to indemnification (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of



                                  -Exhibit 4.1-
expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Texas Business Corporation Act or other applicable law of the State of Texas. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that the Indemnitee met the applicable standard of conduct set forth in the Texas Business Corporation Act or other applicable law of the State of Texas, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise, shall be on the Corporation.

         3. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         4. Partial Indemnification; Interest.

         (A) If it is determined pursuant to the provisions of the Texas Business Corporation Act or other applicable law of the State of Texas, or by the court before which such action was brought, that an Indemnitee is entitled to indemnification as to some claims, issues, or matters, but not as to other claims, issues, or matters, involved in any action, no matter by whom brought, the person or persons making such determination (or the court) shall authorize the reasonable proration of such expenses, judgments, penalties, fines, and amounts incurred in settlement with respect to which indemnification is sought by the Indemnitee, among such claims, issues, or matters as the person or persons making such determination (or the court) shall deem appropriate in light of all of the circumstances of such action.

         (B) If it is determined pursuant to the provisions of the Texas Business Corporation Act or other applicable law of the State of Texas, or by the court before which such action was brought, that certain amounts incurred by the Indemnitee are, for whatever reason, unreasonable in amount, the person or persons making such determination (or the court) shall authorize indemnification to be paid by the Corporation to the Indemnitee for only such amounts as the person or persons making such determination (or the court) shall deem reasonable in light of all of the circumstances of such action.

         (C) To the extent deemed appropriate pursuant to the provisions of the Texas Business Corporation Act or other applicable law of the State of Texas, or by the court before which such action was brought, interest shall be paid by the Corporation to the Indemnitee, at a reasonable interest rate, for amounts for which the Corporation indemnifies the Indemnitee.

         5. Nonexclusivity. The right to indemnification and advancement of expenses provided to an Indemnitee pursuant to this Article VII shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under any charter provision, bylaw, agreement, resolution, vote of shareholders or disinterested directors, or otherwise, including, without limitation, under the Texas Business Corporation Act or other applicable law of the State of Texas, as then in effect, both as to acts in his or her official capacity and as to acts in any other capacity.



                                  -Exhibit 4.1-

         6. Insurance.

         (A) The Corporation may purchase and maintain insurance on behalf of an Indemnitee against any liability asserted against him or her or incurred by or on behalf of him or her whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII or under the Texas Business Corporation Act or other applicable law of the State of Texas, as then in effect. The purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Corporation or an Indemnitee under this Article VII and the adoption of this
Article VII by the Corporation shall not in any way limit or affect the rights and obligations of the Corporation or of the other party or parties thereto under any such policy or agreement of insurance.

         (B) If the Indemnitee shall receive payment from any insurance carrier or from the plaintiff in any action against the Indemnitee in respect of indemnified amounts after payments on account of all or part of such indemnified amounts have been made by the Corporation pursuant to this Article VII, the Indemnitee shall promptly reimburse the Corporation for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Corporation to the Indemnitee exceeds such indemnified amounts; provided, however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as deductible or coinsurance payments, shall not be deemed to be payments to the Indemnitee hereunder. In addition, upon payment of indemnified amounts under this Article VII, the Corporation shall be subrogated to the Indemnitee's rights against any insurance carrier in respect of such indemnified amounts and the Indemnitee shall execute and deliver any and all instruments and documents and perform any and all other acts and deeds that the Corporation deems reasonably necessary or advisable to secure such rights.

         7. Witness Expenses. Upon an Indemnitee's written request, the Corporation shall pay (in advance or otherwise) or reimburse any and all expenses reasonably incurred by the Indemnitee in connection with his or her appearance as a witness in any proceeding at a time when he has not been formally named a defendant or respondent to such a proceeding.

         8. Contribution. If the indemnity provided for in this Article VII is unavailable to an Indemnitee for any reason whatsoever, the Corporation, in lieu of indemnifying the Indemnitee, shall contribute to the amount reasonably incurred by or on behalf of the Indemnitee, whether for judgments, fines, penalties, amounts incurred in settlement, or for expenses in connection with any proceeding, no matter by whom brought, in such proportion as deemed fair and reasonable, by the person or persons entitled to make the determination as to whether the Indemnitee has met the requisite standard of conduct under the Texas Business Corporation Act or other applicable law of the State of Texas, or by the court before which such proceeding was brought, taking into account all of the circumstances of such proceeding, in order to reflect (i) the relative benefits received by the Corporation and the Indemnitee as a result of the event or transaction giving cause to such proceeding; and (ii) the relative fault of the Corporation (and its other directors, officers, employees, and agents) and the Indemnitee in connection with such event or transaction.

         9. Severability. If any provision of this Article VII shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VII contravenes public policy, this
Article VII shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions that are invalid and inoperative or contravene public policy shall be deemed, without further action or deed on the part of any person, to be modified, amended, or limited, but only to the extent necessary to render the same valid and enforceable, and the Corporation shall indemnify the Indemnitee as to expenses, judgments, fines, and amounts incurred in settlement with respect to any proceeding, no matter by whom brought, to the full extent permitted by any applicable provision of this Article VII that shall not have been invalidated and to the full extent otherwise permitted.



                                  -Exhibit 4.1-
                                       B-3